UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

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                                CHAD THERAPEUTICS
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

                                     [LOGO]
                                      CHAD
                                  THERAPEUTICS

September 2, 2003

                  Institutional Shareholder Services Recommends
                      A Vote "FOR" Chad Management Nominees

We are pleased to report that Institutional Shareholder Services ("ISS"), the nation's leading independent proxy advisory firm, has recommended a vote for the management nominees of Chad Therapeutics. ISS held discussions with representatives from both sides in this proxy contest, including Chad's two senior officers and dissident Monte McDowell, and its recommendation cited many of the arguments we had raised in our letters to our shareholders.

To follow the ISS recommendation, shareholders should sign and return the WHITE proxy card and not return the gold card.

                           Thank You for Your Support

We appreciate the expressions of support we have received from many of you in our recent conversations. We regret that you have been deluged with letters and calls over the past few weeks. Unfortunately, due to the expensive, disruptive and misleading campaign instigated by Mr. McDowell, we have been forced to spend a significant amount of time and money setting the record straight for our shareholders.

We have always been willing to listen to our shareholders, including Mr. McDowell, and we appreciate your input. We remind you that even after Mr. McDowell had spoken to our Nominating Committee in June, we sent him a letter inviting him to continue discussions with us concerning any ideas he may have for Chad. His answer was this totally unnecessary proxy contest.

This enormous distraction has not stopped us from focusing our efforts on the real job at hand: building Chad's growth. Unfortunately, in order to bolster his own campaign, McDowell has made every effort to belittle Chad's achievements with his own brand of misleading criticism. A review of McDowell's proxy material shows that he purchased nearly all of his Chad stock within the past year -after his first proxy contest against Chad - and that his average cost is approximately $2.11 per share. If he were so disenchanted with Chad during that first fight, shareholders should question why he bought nearly his entire stake after that time and is now complaining about matters from years ago.

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Put simply, Chad's turnaround is real. Chad's current growth is real. Chad's revenue for the past 4 quarters was approximately $20.2 million, a 65 percent increase over the same period 3 years ago. This becomes an even greater accomplishment when you consider that we had to make up for $1.5 million in sales of the Total 02 Delivery System(R) that were lost when McDowell sold his own business two years ago to another company that didn't use that product. We believe this is real progress!

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

                      Our New Product Development Programs
                  Increase Chad's Potential For Greater Growth

Apart from increasing sales of existing products-- including continued growth as a leader in the conserver market -- an important part of our growth strategy has been to expand our product lines and improve our existing products through investment in and development of new technologies. As we indicated in our Annual Report and first quarter press release, we are making excellent progress in these areas.

o We are developing additional models of our conserver line to fill specific requirements in the domestic and international markets.

o We continue to make progress with the development programs related to the technologies we licensed earlier this year from AirMatrix Technologies and ACOBA, LLC. These agreements give us access to proprietary sensor technologies and control software which we are using to expand our conserver product lines and to develop innovative new products to enhance our position in the far larger oxygen concentrator market.

o These technologies should also help us to develop potential applications for the high growth sleep disorder market -in both the diagnostic and therapeutic segments.

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We urge you one last time to sign and return your Board's WHITE proxy card today. DO NOT return any gold cards to McDowell.

The Annual meeting is September 9 - only a few days away. If you need assistance in voting your WHITE proxy, please call our proxy solicitor, Morrow & Co., Inc. at 800-607-0088. If you have any questions about the issues in this proxy contest, please call Earl Yager at Chad Therapeutics, 818-882-0883, ext. 223.

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                     What Does McDowell Bring to the Board?

Disruption - McDowell's dismissive, threatening attitude toward our Nominating Committee, his two proxy contests instigated against Chad, his lawsuit against a leading Chad customer--all point toward a person for whom disruption is "business as usual." That approach could have a significant negative impact on the successful functioning of our board and on the morale of our work force as well. McDowell's disruption has cost Chad nearly $300,000 in proxy contest expenses over the past two years. It is noteworthy that after he had stated three weeks ago in his proxy statement that he may seek reimbursement for his own expenses, now at the last minute, he has changed his position to claim he won't seek reimbursement. We believe McDowell is getting the message that Chad shareholders are not happy with the expense and disruption he has caused your Company!

Potential Conflict of Interest - McDowell has not refuted the point we have made that, should he gain a seat on the board of Chad, he would have two separate relationships with a major customer of ours, one through his own company and one through Chad. Furthermore, we do not know at this time if there are, or will be, other customers of ours with whom McDowell also has separate relationships--thereby giving rise to additional potential conflicts.

Potential Damage to Relationship with Major Customer - Despite his protests, McDowell cannot guarantee you that his lawsuit against a major Chad customer won't harm our relationship with that customer if McDowell joins our board. Our customer is free to order or not order from Chad as it chooses and McDowell's membership on the board may not be perceived as friendly by that customer. According to McDowell, his own relationship with this customer is "contractual" which apparently differs in that our customer is free to walk away from Chad if it wishes.

Ties to Last Year's Dissidents - Although last year's dissident group has claimed to have formally disbanded, McDowell remains associated with at least three of the four other participants, including David L. Johnson, who himself is a significant Chad shareholder. Last year this group caused us significant expense and disruption. More than 80 percent of McDowell's Chad stock was purchased from Johnson last October.

Poor Corporate Governance Record - The one public company that McDowell has indicated any experience with was run by a close associate of his - David L. Johnson. McDowell sat on the board that recommended an entrenching bylaw allowing Johnson to purchase up to 19.6% of that company's stock, and reducing the limit for all other holders to 7.6%. Furthermore, McDowell has been in other business relationships with Johnson while on the board and audit committee; has had attendance problems as a trustee and problems with filing timely SEC forms regarding purchases of stock. It was also admitted to us that he did not personally complete his own questionnaire that was submitted to our Nominating Committee.

Questionable Marketing Expertise For Chad's Customer Base - McDowell's claim to marketing expertise for Chad's products stems from the fact that he had distributed the Total O2 Delivery System(R) to individuals - most of whom were already patients in his home healthcare company. In our opinion McDowell's sales to individual patients who were in essence, a retail, captive audience, does not translate into the ability to market our products to Chad's direct customers which are mainly large corporations and other distributors that buy our products in quantity - not individuals.

      Lack of knowledge   McDowell's misstatements in his early proxy materials
      about Chad's manufacturing process displayed an alarming lack of knowledge for someone who claims he has expertise with those products. Manufacturing is Chad's business. McDowell has not indicated any experience in manufacturing. We believe it is strange for someone who claims he can market our products not to have knowledge of our cost-competitiveness and the manufacturing processes involved.

      An Ill-Conceived Marketing Plan   So what does McDowell's self-proclaimed
      marketing expertise bring to Chad? The only concrete "plan" McDowell has presented is what we consider to be a high-risk "gamble the company" suggestion to convert our entire sales force into a team of direct representatives, which would cost Chad approximately $5 million annually. As we have already told you, Chad had already initiated the use of direct reps in the past year in certain strategic territories and will seek to expand this plan so long as in can be done in a profitable and cost-effective manner. McDowell's irresponsible suggestion to make a complete transition all at once is risky and potentially disastrous, since there are many situations in our business in which the added cost of direct reps will outweigh any potential increase in sales.

                              McDowell the Victim?

McDowell, in his complaints about "personal attacks," is attempting to spin the problems that he, himself, has created into a claim that he is a victim. The scenario goes like this:

            McDowell instigates two disruptive proxy contests;
            McDowell makes misleading statements in his proxy material;
            Chad sets the record straight and questions McDowell's credibility; McDowell complains about personal attacks.

Of course, all the while McDowell claims to be a victim, he continues his disruptive and misleading campaign.

                          We Urge You - One Last Time -
                         To Support Chad's Future Growth
              By Signing and Returning Your White Proxy Card Today!

Last year we were able to absorb the cost and disruption of McDowell's proxy contest and still improve Chad's performance. This year we hope to be able to do the same. However, one thing we cannot guarantee is what will happen if McDowell gains a seat on the Board and brings disruption to Chad all year long. That is why we are urging you one last time to sign and return the enclosed WHITE proxy card today.

We have laid the foundation for strong growth at Chad. We look forward to the future where we believe Chad's potential will be realized, both in its continued improving performance and in the market price of its stock.

Thank you once again for your consideration and support.

                      On behalf of the Board of Directors,


        /s/ Earl L. Yager                               /s/ Thomas E. Jones

        Earl L. Yager                                   Thomas E. Jones
        President                                       Chief Executive Officer

Please sign, date and return the enclosed WHITE proxy card today. Only your latest dated proxy card counts. Even if you have sent a gold card to McDowell, you can revoke that vote and support Chad's nominees by signing and returning a later dated Board of Directors WHITE proxy card. DO NOT send any gold cards to McDowell, since a gold card, even marked "withhold" in protest, could revoke a previously voted White proxy.

To discuss the issues in this proxy contest, please call Earl Yager at Chad Therapeutics, 818-882-0883, ext. 223. For assistance in voting your WHITE proxy card, please call our proxy solicitor, Morrow & Co., Inc., at 800-607-0088

Safe Harbor Statements under the Private Securities Litigation Reform Act of
1995

The foregoing statements regarding prospects for future earnings and revenues, future sales trends for the OXYMATIC 400 series and CYPRESS conservers and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the loss of one or more major customers, increased competition, the introduction of new products with perceived competitive advantages over the OXYMATIC 400 series and CYPRESS conservers, changes or proposed changes in health care reimbursement which affect home care providers and CHAD's ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the OXYMATIC 400 series and CYPRESS conservers and products under development will depend on their efficacy, reliability and the health care community's perception of the products' capabilities and benefits, the degree of acceptance the products achieve among home care providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this letter can be found in the Company's annual and quarterly reports filed with the Securities and Exchange Commission under the caption "Outlook: Issues and Risks."

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Please sign, date and return the enclosed Board of Directors WHITE proxy card today. If you have already returned a card to McDowell, you have every right to revoke your vote by signing and returning a later dated WHITE proxy card in the envelope provided. Only your latest dated proxy counts.

Do not return any gold cards to McDowell. A later dated gold card, even one voted "withhold" in protest, may revoke a previously voted WHITE proxy.

If you hold your shares in street-name, please return your WHITE proxy card in the envelope provided by your brokerage firm or bank.

To discuss the issues in this proxy contest, please call Earl Yager at Chad Therapeutics (818) 882-0883, ext. 223. For assistance in voting your WHITE proxy card, please call our proxy solicitor, Morrow & Co., Inc., at (800) 607-0088.

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